UNITED STATES

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AMREP CORPORATION

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August 3, 2021

To Our Owners:

AMREP Corporation posted strong financial results for our 2021 fiscal year ended April 30, 2021 and laid the foundation for our Rio Rancho, New Mexico based real estate business to enjoy continued profitable growth in the future. Our team of entrepreneurial employees successfully navigated the many uncertainties surrounding the pandemic, generating $40.1 million in revenue, $12.6 million in net cash from operating activities and $7.4 million in net income. These results were achieved in an environment of soaring demand for all inputs related to real estate development and homebuilding, including land, entitlements, lumber, construction materials, contractors and finished lots. The market recognized this outstanding performance, with our share price increasing from $4.84 at the end of fiscal 2020 to $10.70 at the end of fiscal 2021, a gain of 121%.

Here are some quick highlights to provide guideposts for your understanding of AMREP today:

•	Land development: We had land sales of $25.2 million in 2021. We have continued to acquire land to augment our current holdings to provide a stronger foundation for future real estate projects and to seize opportunities to achieve attractive risk-adjusted returns while at the same time building deeper relationships with our various stakeholders. In addition, we regularly evaluate opportunities to grow related real estate capabilities in an opportunistic manner.

•	Homebuilding: Our internal homebuilder helped monetize some of our scattered lot land holdings in 2021 while capturing incremental returns otherwise generated by third party builders with respect to our finished lot sales. In our first year of active operations, we closed on the sale of 14 homes in 2021 representing revenue of $3.1 million. As of April 30, 2021, we had 33 homes in production, of which 23 homes were under contract.

•	Commercial development: We completed the sale in 2021 of our newly constructed 14,000 square foot, single tenant retail building in the Las Fuentes at Panorama Village subdivision in Rio Rancho.

We recently acquired a 15-acre commercial property in Albuquerque, New Mexico, which we expect to redevelop into a mixed-use project with residential and commercial uses. As noted in our letter to you last year, patience is often required in the real estate business – we evaluated this property for 4 years before making the acquisition. We believe this asset is well-positioned to deliver significant near-term returns to AMREP with reduced execution risk as a result of our obtaining commitments for a material portion of the to-be-developed property from third parties prior to completing the acquisition.

•	Non-core assets: We remain focused on the sale of our non-core assets and sold our 61,000 square foot warehouse and office facility in Palm Coast, Florida in 2021. We plan to continue to monetize our other non-core assets, including primarily our 143,000 square foot warehouse and office facility in Palm Coast, Florida, our 160-acre property in Brighton, Colorado and our 5-acre property in Parker, Colorado.

•	Intel expansion: We expect that future demand for land, homes and commercial projects in Rio Rancho will be further bolstered by Intel Corporation’s recent announcement of significant job creation and a planned $3.5 billion investment in its facility there.

We encourage you to read our annual report on Form 10-K to understand the details of these headline numbers.

Our philosophy and focus. Our goal, and the reason for our success in 2021, is to be a leading New Mexico real estate company focused on sustainable long-term success and profitability through careful advance planning and the meticulous execution of our plan. As we stated in our letter to you last year, our strategy is to leverage our talented and highly dedicated team of employees to expand our operations through the monetization of our land inventory, supplemented by the opportunistic acquisition of new land for identifiable development, the expansion of our homebuilding business and the growth of related real estate capabilities that add value to what we do. We did this in 2021, and our goal, strategy and operations are intended to generate strong future returns on capital and maximize per share equity value on a long-term basis.

While some might prefer us to liquidate assets and distribute the proceeds, we do not believe that this is the best strategy to maximize shareholder returns. Rather, we view AMREP as a vibrant operating company with deep expertise in land development, homebuilding and commercial development. We plan to use this expertise to build highly desirable residential and commercial developments and award-winning homes and believe that this model will yield significantly better results for our shareholders as compared to simply liquidating our assets.

To refine this point, most of our assets are comprised of significant land holdings in New Mexico, which are generally illiquid in nature. We believe that a liquidation of these land holdings in an artificially short-term manner would yield a lower value than the value currently reflected on our balance sheet. As disclosed in our financial statements, long-lived assets are subject to an accounting rule that requires an impairment write-down in their value based on an undiscounted cash flow analysis. Most of our New Mexico real estate holdings have project lives of many years and, on an undiscounted cash flow basis, they are expected to yield dollar amounts in excess of the balance sheet value of those assets. But if those assets were sold in an artificially short-term manner (i.e., outside of the ordinary course of our business and prior to the expected project life of such assets), the value that we would expect to receive would likely be less than the value currently reflected on our balance sheet. Viewed in this light, our focus on sustainable long-term success and profitability through thoughtful advance planning is the best path forward to maximize our per share value.

Why are we a publicly traded company? From time to time, shareholders ask us why AMREP remains a publicly traded company. Here is the simple answer: we remain a public company because we are a public company. It would take an interested third party to effectuate an acquisition or a going private transaction to change this. Although stock repurchases by AMREP could reduce the number of our outstanding shares, this would not solve the overarching requirement of such a transaction – namely, that someone needs to acquire the company (whether it is composed of 5 million shares or 7 million shares). This would require that person to propose an acquisition involving a payment of cash or other consideration to all shareholders. The step-child to an acquisition or a going private transaction is a going dark transaction, which would involve delisting from the New York Stock Exchange and deregistering our shares under the Securities Exchange Act of 1934, which would eliminate our periodic reporting of 8-Ks, 10-Qs and 10-Ks to our shareholders. We do not see the long-term benefits of a going dark transaction given our shareholder base and the minimal cost savings that would result.

The asset liquidation and the acquisition/going private alternatives are convenient avenues for possible short-term gain but this is not our approach to the business. Instead, we believe our long-term focus on value maximization and profitable growth will yield superior benefits to our shareholders and create a more valuable company with greater optionality.

Capital allocation decisions during 2021. As we stated last year, we evaluate our capital allocation in light of available and planned business opportunities consistent with sustainable long-term success and profitability and in light of the possible return of excess capital to shareholders when certain funds are not expected to be needed for such sustainable long-term success and profitability. During 2021, we determined that there was excess capital that could be distributed to shareholders and negotiated the acquisition of 830,945 shares of our common stock at a very favorable aggregate price of $5,115,100, or an average of $6.16 per share. We view these 2021 repurchases as a return of excess capital to shareholders in light of then available and planned business opportunities and also the prices at which we could repurchase our shares. While we might return capital to shareholders in the future via share repurchases or dividends, our primary focus will be on long-term profitable per share growth. Our advance planning and conservative business principles will guide and inform how we use our cash with these guidelines in mind.

We will close this year’s letter to shareholders with a similar message to last year. We recognize that you as shareholders are not privy to our project and operational evaluations, including their required cash investments. We can assure you, however, that with our current Board and management team, we intend to use our human talent and financial resources to grow and increase the value of our real estate business, both absolutely and on a per share basis. Our aim is not growth for growth’s sake; rather, it is to build a business with high returns on the capital we employ. In so doing, we will be patient in executing on our strategy but will act quickly when the right opportunities present themselves. We will continue to support a strong entrepreneurial management team, we will evaluate our capital allocation in light of available and planned business opportunities and the possible return of excess capital to shareholders under the right circumstances and we will be good stewards of AMREP. We want this to be a business you are proud to own, whose identity is clearly appreciated and which can help you achieve your investment goals as a long-term shareholder.

We appreciate your continued support.

Sincerely,

/s/ Christopher V. Vitale	/s/ Edward B. Cloues, II
Christopher V. Vitale	Edward B. Cloues, II
President and Chief Executive Officer	Chairman of the Board